Exhibit 99
ProCentury Corporation Increases Quarterly Dividend to $0.035 per Share
COLUMBUS, Ohio, May 15 — PROCENTURY CORPORATION (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that its Board of Directors has approved a cash dividend of $0.035 per share, an increase of one-half cent, compared to the dividend declared in March of 2006. This is the third consecutive quarter that the company has announced a dividend increase. The dividend will be payable on June 7, 2006 to stockholders of record on May 24, 2006.
Additionally, the company today held its 2006 Annual Meeting of Shareholders. The only matter submitted to shareholders was the election of three Class II directors to serve until the 2009 annual meeting of shareholders. At the meeting, Mr. Robert F. Fix, Mr. Christopher J. Timm and Mr. Robert J. Woodward, Jr. were re-elected to the Board of Directors of ProCentury Corporation.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury
Contact: Jeff Racz, 614-823-6302